Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-220235 on Form S-4 of OceanFirst Financial Corp. dated September 19, 2017, of our reports dated March 9, 2017, relating to the consolidated financial statements of Sun Bancorp, Inc. (“ the Company”) and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Philadelphia, PA

September 19, 2017